FOR IMMEDIATE RELEASE
August 31, 2016

PCS Edventures’ Thrust UAV fpv racing update

PCSV Thrust-UAV Discusses Riot Performance at US Drone Nationals

Boise, Idaho, August 31st, — PCS Edventures! Inc., (PCSV) a leading provider of K-12 Science and Engineering (STEM) programs and leader in the design and manufacturing of precision technology for drone racing and robotics today released a statement on recent brand-building developments and activities at Thrust UAV relating to the Riot 250R-Pro, Thrust’s flagship product FPV racer.

The Drone Racing Association (DSA) conducted US Drone Nationals at Governors Island in New York City on August 5-7th, 2016. Over 100 pilots from around the country gathered to compete in four categories including individual drone racing, freestyle, team and fixed wing. The Thrust UAV business development and sales team was present for the entire event as well as two Thrust pilots, Conrad Miller and Sorrel Miller who competed in the event flying Riot 250R Pro FPV racers.

Joe Egusquiza, Business Manager for Thrust UAV, said, “This was an incredible event and clearly represents the rapid growth taking place in the FPV drone racing market. We feel we are well positioned to be a leader in this market based on the performance of the Riot and the ongoing growth of the racing movement.”

Conrad Miller, Thrust UAV pilot and product support specialist, placed 4th in the FPV individual drone racing category qualifying him as one of the top 5 DSA pilots in the United States invited to compete at Drone Worlds in Hawaii October 17-25th.

Conrad Miller said, “The Riot 250R Pro handled like an absolute dream at Nationals. It was the largest craft in the category and the size and weight of the design allowed for smooth flight on the largest drone racing course the US has seen. This was a huge contributor to making it into the final four.”

Media coverage of the event was extensive and included live broadcasting of the entire event by ESPN3. Thrust UAV aired a commercial for the Riot 250R Pro throughout the coverage and Dahlton Grover, Director of Business Development, spent time on-air with ESPN broadcasters discussing Thrust UAV and the parent company PCS Edventures and its STEM education initiatives including the formation of a high school drone racing league.

Dahlton Grover said, “The media coverage for the event was incredible and our efforts at Nationals have definitely built significantly more brand awareness for Thrust UAV and the Riot 250R Pro. In addition, the simple fact that we now have ESPN coverage developing around FPV drone racing indicates that the ’Sport of the Future’ is already here. We’re at a perfect point in this burgeoning marketspace to be a US designer and manufacturer of a premium quality FPV racer. I think it’s going to be a ‘go-to’ product for new FPV racers as well as experienced pilots looking for track-proven gear.”

About PCS Edventures!

PCS Edventures!.com, Inc. (OTCPink: PCSV) is a Boise, Idaho company that designs and delivers technology-rich products and services for the K-12 market that develop 21st century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering and Math (STEM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information on our STEM products is available at http://www.edventures.com.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, actual results could differ materially from such statements.

Contact

Investor Contact: Robert Grover 1.800.429.3110, robert@edventures.com

Investor Relations Web Site: pcsv.global

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